THIRD AMENDED AND RESTATED REVOLVING CREDIT NOTE
$10,000,000.00                                             March 20, 2015
For value received, the undersigned, RED TRAIL ENERGY, LLC, a North Dakota limited liability company ("Borrower"), promises to pay to the order of First National Bank of Omaha, a national banking association (the "Lender", which term shall include any subsequent holder hereof), in lawful money of the United States of America, at such address as is required by the Agent, the principal sum of Ten Million and No/100 Dollars ($10,000,000.00) or, if different, the principal amount outstanding under Section 2.01(a)(i) of the Credit Agreement referred to below.
This Third Amended and Restated Revolving Credit Note (the "Note") is issued pursuant to, and is subject to the terms and conditions of, the First Amended and Restated Construction Loan Agreement, dated April 16, 2012 among the Borrower, the Agent, the Lender and the other Lenders party thereto (as the same may be amended, renewed, restated, replaced, consolidated or otherwise modified from time to time (the "Credit Agreement"), as amended, including by that certain Fifth Amendment of First Amended and Restated Construction Loan Agreement of even date with this Note. To the extent of any conflict between the terms and conditions of this Note and the terms and conditions of the Credit Agreement, the terms and conditions of the Credit Agreement shall prevail and govern. Capitalized terms used but not defined in this Note have the meanings given to them in the Credit Agreement. This Note amends and restates that certain Second Amended and Restated Revolving Credit Note dated May 15, 2013 executed by Borrower in favor of Lender, but is not a novation thereof.
Interest shall accrue on the outstanding principal balance of this Note as provided in the Credit Agreement. Principal, interest and all other amounts, if any, payable in respect of this Note shall be payable as provided in the Credit Agreement.
The termination of the Credit Agreement or the occurrence of an Event of Default shall entitle the Agent to declare the then outstanding principal balance hereof, all accrued interest thereon, and all other amounts, if any, payable in respect of this Note to be, and the same shall thereupon become, immediately due and payable without notice to or demand on the Borrower, all of which the Borrower waives.
Time is of the essence with respect to this Note. To the fullest extent permitted by applicable law, Borrower, for itself and its successors and assigns, waives presentment, demand, protest, notice of dishonor, and any and all other notices, demands and consents in connection with the delivery, acceptance, performance, default or enforcement of this Note, and consents to any extensions of time, renewals, releases of any parties to or guarantors of this Note, waivers and any other modifications that may be granted or consented to by the Agent from time to time in respect of the time of payment or any other provision of this Note.
This Note shall be governed by the laws of the State of Nebraska, without regard to any choice of law rule thereof giving effect to the laws of any other jurisdiction.

IN WITNESS WHEREOF, the Borrower has executed and delivered this Note as of the date first above written,
RED TRAIL ENERGY, LLC

RED TRAIL ENERGY, LLC

By: /s/ Jodi Johnson
Title: CFO

By: /s/ Gerald Bachmeier
Title: CEO

By: /s/ Ambrose Hoff
Title: Secretary